EXHIBIT 99

EMC Insurance Group Inc. Increases and Declares
Quarterly Cash Dividend, and Announces a
Presentation by Management at the
2016 Southwest IDEAS Investor Conference

DES MOINES, Iowa (November 2, 2016) - On November 1, 2016, the board of directors of EMC Insurance Group Inc. (NASDAQ:EMCI) (the “Company”) declared a quarterly cash dividend of $0.21 per share of common stock payable November 22, 2016, to stockholders of record as of November 15, 2016. The $0.21 per share quarterly dividend represents a 10.5 percent increase over the previous quarterly dividend of $0.19 per share. “This is the seventh consecutive year we have increased the quarterly cash dividend and maintained an attractive return for stockholders on their investment,” stated President and Chief Executive Officer Bruce G. Kelley. “This double-digit increase reflects the strength of our balance sheet and serves as an effective way to return excess capital to stockholders.” The Company has declared a quarterly dividend since becoming a publicly held company in February 1982, and has never reduced its dividend.

Management Presentation:
Additionally, Mark E. Reese, Senior Vice President and Chief Financial Officer, and Steven T. Walsh, Director of Investor Relations, will present at the Southwest IDEAS investor conference on Wednesday, November 16, 2016, at approximately 11:00 a.m. Eastern time. The conference will be held at the InterContinental hotel in Dallas, Texas. A live audio webcast of the presentation may be accessed at the conference website at www.threepartadvisors.com/southwest-ideas. The presentation slides will be available on the Company’s website on the day of the presentation and can be found at www.emcins.com/ir/presentations.aspx.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.